Exhibit 99.1

                                 CHARTER OF THE
                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                       OF
                         AMERITRANS CAPITAL CORPORATION

I. AUDIT COMMITTEE PURPOSE.

     The Audit Committee (the "Committee") of Ameritrans Capital Corporation (the "Corporation") is appointed by the Board of Directors (the "Board") to assist the Board in fulfilling its oversight responsibilities. The Committee's primary duties and responsibilities are to: (i) monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance; (ii) appoint the Company's independent accountants; (iii) monitor the independence and performance of the Company's independent accountants, the external audit function, and the loan review function; and (iv) provide an avenue of communication among the independent accountants, management, the external audit function, and the Board.

II. AUDIT COMMITTEE AUTHORITY.

     The Audit Committee has the authority (i) to conduct any investigation appropriate to fulfilling its responsibilities and has direct access to the independent accountants, as well as anyone in the Company; (ii) to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties; (iii) to appoint and determine the compensation of the independent accountants, and the Company shall provide appropriate funding for such compensation; and
     (iv) to resolve disagreements between the Company's management and the independent accountants regarding financial reporting.

III. ROLE AND INDEPENDENCE; ORGANIZATION.

A. The Committee appoints the Company's independent accountants and assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, internal control, and financial reporting practices of the Company. It may also have such other duties as may from time to time be assigned to it by the Board. The membership of the Committee shall consist of at least three directors, who are each free of any relationship that, in the opinion of the Board, may interfere with such member's individual exercise of independent judgment. No Committee member, other than in his or her capacity as a member of the Board of Directors or of the Committee, may accept any consulting, advisory, or other compensatory fee from the Company. No Committee member may be an officer, employee, or 10% or greater shareholder of the Company or any parent or subsidiary thereof. Each Committee member shall also meet the independence and financial literacy requirements for serving on audit committees, and at least one member shall have accounting or related financial management expertise, as set forth in the applicable rules of NASDAQ.

B. A director will not be considered "independent" under NASDAQ rules, if, among other things, he or she has:

1.   Been employed by the Company in the current or past three years;
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2.   Accepted any compensation from the Company in excess of $60,000 during the previous fiscal year (except for Board service, retirement plan benefits, or non-discretionary compensation).

3. An immediate family member who is, or has been in the past three years, employed by the Company as an executive officer;

4. Been a partner, controlling shareholder, or an executive officer of any for-profit business to which the Company made, or from which it received, payments (other than those which arise solely from investments in the Company's securities) that exceed five percent of the Company's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

5. Been employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

IV.       AUDIT COMMITTEE COMPOSITION AND MEETINGS.

A. The Audit Committee shall be comprised of at least three (3) members, each of whom must comply with applicable NASDAQ Marketplace Rules, meet the independence requirements set forth in Article III above and must have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

B. Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership. The Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Compliance Officer, at the request of the Audit Committee, may attend Audit Committee meetings, as non-voting, non-member liaisons of the Company.

C. The Audit Committee shall meet at least four times annually, or more frequently, as circumstances dictate. The Audit Committee should meet privately in executive session at least annually with management, the independent accountants, and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed. In addition, the Audit Committee, or at least its Chair, should communicate with management and/or the independent accountants quarterly to review the Company's financial statements and significant findings based upon the auditors' limited review procedures.

V.        AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES.

     In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board and stockholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

A.             REVIEW PROCEDURES. The Audit Committee shall:

1. Review and reassess the adequacy of this charter at least annually, submit the charter to the Board of Directors for approval annually, and make the document publicly available.

2. Review the Audit Committee budget, plan and changes in plan, activities, and organizational structure, as needed. 3. On at least an annual basis, review with the Company's counsel any legal matters that could have a significant impact on the Company's financial statements, compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies, if any.

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B. FINANCIAL REPORTING PROCESSES.

1. In consultation with the independent accountants review the integrity of the organization's financial reporting processes, both internal and external.

2. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principals as applied in its financial reporting. 3. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principals and practices, including internal controls, as suggested by the independent accountants, or management.

C. DOCUMENTS/REPORTS REVIEW.

1. Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

2. Review with financial management and the independent accountants the Corporation's annual and periodic financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants, considering, as appropriate, whether the information contained in these documents is consistent with the information contained in the financial statements and whether the independent accountants and legal counsel are satisfied with the disclosure and content of such documents. The Chair may represent the entire Committee for purposes of this review.

D. INDEPENDENT ACCOUNTANTS.

     The Audit Committee will recommend to the Board the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall review and discuss with the independent accountants all significant relationships the independent accountants have with the Corporation and relevant third parties to determine the independent accountants' independence. In making this determination, the Committee shall consider not only auditing and other traditional accounting functions performed by the independent accountants, but also consulting, legal, and other professional services rendered by the independent accountants and their affiliates. The Committee will also require the independent accountants to submit on an annual basis a formal written statement delineating all relationships among the Corporation, the independent accountants, and their respective affiliates.

1. The independent accountants are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the accountants and shall be responsible for the annual appointment of the independent accountants or approve any discharge of accountants when circumstances warrant.

2. The Audit Committee shall approve the audit fees and other compensation to be paid to the independent accountants for permitted services.

3. Prior to releasing the year-end earnings, the Audit Committee shall discuss the results of the audit with the independent accountants. Discuss certain matters required to be communicated to Audit Committee.

4. In making this determination, the Committee shall consider not only auditing and other traditional accounting functions performed by the independent accountants, but also consulting, legal, and other professional services rendered by the independent accountants and their affiliates. The Committee will also require the independent accountants to submit on an annual basis a formal written statement delineating all relationships among the Corporation, the independent accountants, and their respective affiliates.

5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

6. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements. Among the items to be discussed in these meetings are the independent accountants' evaluation of the Corporation's financial, and accounting personnel, and the cooperation that the independent accountants received during the course of each audit.


E. PROCESS IMPROVEMENT.

1. Establish regular and separate systems of reporting to the Committee by each of management, and the independent accountants, regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

2. Following completion of the annual audit, review separately with each of management and the independent accountants, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

3. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

4. Review with the independent accountants, and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.

F. OTHER AUDIT COMMITTEE RESPONSIBILITIES.

(a.) The Audit Committee shall also:

     (i) Annually prepare a report to shareholders as required by the SEC. This report should be sent to shareholders, together with the Company's annual proxy statement.

     (ii) Review significant reports prepared by the Company's internal and/or external loan review personnel, together with management's response and follow-up to these reports.

     (iii) Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     (iv) Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

     (v) Review the Company's risk management policy and systems to ensure the various types of risk are defined, measured, controlled, and monitored.
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